FOR IMMEDIATE RELEASE

Contact:	Michele M. Thompson President and Chief Financial Officer
Phone:	(219) 362-7511
Fax:	(219) 326-6048

LAPORTE BANCORP, INC. ANNOUNCES INCREASED EARNINGS
FOR THE THIRD QUARTER AND YEAR TO DATE 2014 PERIODS

LaPorte, Indiana, October 29, 2014 – LaPorte Bancorp, Inc. (the “Company”) (Nasdaq: LPSB), the holding company for The LaPorte Savings Bank (the “Bank”), announced today a 54.5% increase in net income to $1.3 million, or $0.25 per diluted share, for the three months ended September 30, 2014, from $868,000, or $0.15 per diluted share, for the comparable period of 2013. Net income for the nine months ended September 30, 2014 increased 9.7% to $3.4 million, or $0.62 per diluted share, from $3.1 million, or $0.53 per diluted share, for the nine months ended September 30, 2013.

“We had a strong third quarter and are pleased with the Company’s consistent performance,” said Lee A. Brady, Chief Executive Officer of LaPorte Bancorp, Inc. “Our operating results improved from the second quarter of 2014 and the third quarter of 2013 primarily due to an increase in interest income from loans. We also increased our net interest margin for the third quarter of 2014 to 3.24% compared to 3.13% for the second quarter of 2014 and 3.12% for the third quarter of 2013 primarily due to a decrease in the cost of interest-bearing liabilities.”

“Our mortgage warehouse loan balances continue to be strong even though mortgage refinance activity has slowed during the year,” continued Brady. “The average outstanding balances of our mortgage warehouse loans during the third quarter of 2014 increased to $121.0 million from $109.7 million during the second quarter of 2014 and $95.7 million during the third quarter of 2013. During the third quarter of 2014, we approved four new warehouse lenders with lines that range between $3.0 and $10.0 million which will help diversify our lending market and help to maintain consistent levels of fundings. The mortgage warehouse industry has experienced margin compression in light of the increased competition and we anticipate that margins will continue to compress. Our average yield on mortgage warehouse loans during the third quarter of 2014 was 4.99% compared to 5.08% during the third quarter of 2013.”

“Our tangible book value per share increased to $13.08 at September 30, 2014 from $12.82 and $12.09 per share at June 30, 2014 and December 31, 2013, respectively, primarily due to an increase in shareholders’ equity and a decrease in outstanding shares due to repurchase activity during 2014,” Brady added. “During the third quarter of 2014, our Board of Directors reaffirmed our capital management strategy to utilize our capital for the benefit of our shareholders by implementing a fourth repurchase plan for up to 5% of the outstanding common stock, or approximately 280,800 shares. Through October 28, 2014, we have repurchased 18,837 shares at an average price of $11.58 per share under this plan. Since the completion of our second step conversion in October 2012, we have repurchased 624,646 shares at an average price per share of $10.94. In addition, we remain well capitalized for regulatory purposes with Bank Tier 1, Tier 1 Risk Based Capital, and Total Risk Based Capital at 12.4%, 18.1%, and 19.2%, respectively, at September 30, 2014.”

LaPorte Bancorp, Inc. - Page 2

Three Months Ended September 30, 2014 Compared to Three Months Ended September 30, 2013

Net interest income increased $434,000, or 12.7%, to $3.9 million for the three months ended September 30, 2014 from $3.4 million for the prior year period. The increase in net interest income was primarily attributable to a $347,000, or 10.3%, increase in interest income on loans as the average balances of loans outstanding increased by 14.7%, primarily in mortgage warehouse, five or more family commercial real estate, and single family mortgage loans, from the prior year period. In addition, interest expense for the three months ended September 30, 2014 decreased $72,000, or 8.4%, primarily due to a 16 basis point decrease in the average cost of interest-bearing liabilities which was partially offset by a $33.3 million, or 9.7%, increase in the average balance of interest-bearing liabilities during the third quarter of 2014 compared to the prior year period. Net interest margin increased 12 basis points to 3.24% for the three months ended September 30, 2014 compared to 3.12% for the prior year period primarily due to the decrease in the average cost of interest-bearing liabilities.

Interest income increased $362,000, or 8.5%, to $4.6 million for the three months ended September 30, 2014 compared to $4.3 million for the prior year period. During the third quarter of 2014, interest income on loans increased $347,000 compared to the prior year period primarily due to a 14.7% increase in the average balance of loans outstanding to $298.3 million from $260.0 million. The average balance of mortgage warehouse loans increased $25.3 million, or 26.4%, for the three months ended September 30, 2014 when compared to the prior year period due to stronger purchase activity combined with an increase of four mortgage warehouse lenders to a total of 27 approved lenders by the end of the quarter. The average balance of five or more family commercial real estate loans for the three months ended September 30, 2014 increased $6.7 million, or 51.4%, due to new loan originations during the third quarter of 2014. The average balance of single-family mortgage loans for the three months ended September 30, 2014 increased $5.9 million, or 17.5%, due to new purchase originations and an increase in the number of fixed- and variable-rate loans with maximum terms of 15 years being retained within our portfolio. These increases in the average balance of loans outstanding were partially offset by a 20 basis point decrease in the average yields earned on loans due to current lower market interest rates and fees earned on loans during the third quarter of 2014. Interest income on investment securities increased $10,000 during the third quarter of 2014 compared to the prior year period primarily due to a four basis point increase in the average yield on these investments which was partially offset by a 0.5% decrease in the average outstanding balances of investment securities.

Interest expense decreased $72,000, or 8.4%, to $783,000 for the three months ended September 30, 2014 from $855,000 for the prior year period. Interest expense on deposit accounts decreased $99,000, or 18.6%, to $433,000 for the third quarter of 2014 primarily due to a 33 basis point decrease in the average cost of certificates of deposit and IRAs combined with a 1.8% decrease in the average outstanding balances of these types of deposits. Partially offsetting the decrease in interest expense was a $27,000 increase in interest expense on borrowings for the third quarter of 2014 period primarily due to a $23.7 million increase in the average balance of Federal Home Loan Bank (“FHLB”) advances when compared to the prior year period. The increase in the average balance of these advances was partially offset by a 31 basis point decrease in the average cost of these borrowings due to lower cost advances that were added in the fourth quarter of 2013. In addition, the interest expense related to the subordinated debentures decreased $29,000 during the three months ended September 30, 2014 as the fixed-interest rate swap related to this debt matured during the first quarter of 2014, which caused the average cost of this debt to decrease by 225 basis points from the prior year period.

Noninterest income increased $52,000, or 8.2%, to $687,000 for the three months ended September 30, 2014 from $635,000 for the prior year period. The primary reason for this increase was due to a $93,000 increase in gain on mortgage banking activities as mortgage originations from purchase activity and associated sales were higher during the third quarter of 2014 when compared to the prior year period. Other income also increased $17,000 during the three months ended September 30, 2014 when compared to the prior year period primarily due to an increase in wire transfer fee income related to increased mortgage warehouse fundings. Partially offsetting these increases was a $47,000 decrease in net gains on sales of securities during the current quarter compared to the prior year period and a $14,000

LaPorte Bancorp, Inc. - Page 3

decrease in service charges on deposit accounts due to lower overdraft-related fees and service charges on checking accounts as consumers continue to reduce their reliance on these types of products.

Noninterest expense for the three months ended September 30, 2014 and 2013 was relatively stable at $2.9 million. During the third quarter of 2014, salaries and employee benefits expense increased $126,000, which included an increase in payroll expense of $120,000 related to annual merit and incentive accrual increases. Incentive accruals for officers and certain employees are due to the Company’s current performance compared to budget projections. Commission expense increased by $19,000 from the prior year period due to the increased dollar volume of mortgage originations during the third quarter of 2014. Collection and other real estate owned expenses increased $12,000 for the three months ended September 30, 2014 compared to the prior year period due to legal expenses associated with one large nonperforming loan combined with legal and other carrying costs related to nonperforming assets. Partially offsetting these increases was a $67,000 decrease in bank examination fees which was due to the timing of internal audit, loan, and mortgage warehouse reviews. Occupancy and equipment also decreased $30,000 due to lower building maintenance and furniture and equipment expense when compared to the 2013 period.

Income before income taxes increased $559,000, or 52.4%, to $1.6 million for the three months ended September 30, 2014 from $1.1 million for the 2013 period which led to an increase in income tax expense for the three months ended September 30, 2014 to $285,000 from $199,000 for the 2013 period. The Company’s effective tax rate for the three months ended September 30, 2014 was 17.5%, a decrease from 18.7% for the 2013 period which was primarily due to the Company’s tax planning strategies including the captive insurance company that was implemented in December 2013.

Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

Net interest income increased $478,000, or 4.5%, to $11.0 million for the nine months ended September 30, 2014 from $10.6 million for the prior year period. This increase was primarily attributable to a $287,000, or 2.2%, increase in interest income as a result of an increase of $30.0 million in the average balance of interest-earning assets combined with a $191,000, or 7.4%, decrease in interest expense as a result of a decrease in the average cost of interest-bearing liabilities. Net interest margin decreased seven basis points to 3.14% for the nine months ended September 30, 2014 from 3.21% during the prior year period due to an 18 basis point decrease in the average yields earned on average interest-earning assets, primarily loan and investment security yields, which was partially offset by a 16 basis point decrease in the average cost of interest-bearing liabilities from the prior year period.

Interest income increased $287,000, or 2.2%, to $13.4 million for the nine months ended September 30, 2014 compared to $13.1 million for the prior year period primarily due to a $261,000 increase in interest income on investment securities as the average balances of investment securities increased $19.1 million, or 13.0%. This increase was partially offset by a five basis point decrease in the average yield earned on investment securities. During the latter part of 2013 and the beginning of 2014, excess liquidity was utilized for purchases of investment securities at lower interest rates. In addition, dividend income on FHLB stock increased $32,000 primarily due to a supplemental dividend paid during the first quarter of 2014 combined with a $540,000 increase in the average balance of the Company’s investment in FHLB stock during the nine months ended September 30, 2014 compared to the prior year period.

Interest income on loans was stable at $10.5 million for the nine months ended September 30, 2014 and 2013. The average balance of loans outstanding increased by $12.8 million for the 2014 period but was offset by a 23 basis point decrease in the average yields earned on loans due to current lower interest and fees earned on commercial, mortgage warehouse, and consumer loans. The average balance on mortgage warehouse loans increased $6.6 million during the 2014 period, however, interest and fee income related to mortgage warehouse loans decreased $42,000 for the nine months ended September 30, 2014 from the prior year period due to a 39 basis point decrease in the average yields earned on these loans as margins tightened due to heightened competition in the market. The average balances of commercial real estate, five or more family commercial real estate, and single-family mortgage loans also increased during the nine months ended September 30, 2014, but was offset by lower yields earned on these types of loans.

LaPorte Bancorp, Inc. - Page 4

Interest expense decreased $191,000, or 7.4%, to $2.4 million for the nine months ended September 30, 2014 compared to $2.6 million for the prior year period primarily due to a $287,000 decrease in interest expense on deposit accounts partially offset by a $96,000 increase in interest expense on borrowings. Interest expense on certificates of deposit and IRAs decreased $266,000 as new and renewing certificates of deposit and IRAs were priced at lower interest rates resulting in a 26 basis point decrease in the average cost of these deposits from the prior year period. In addition, the average balances on these deposits for the nine months ended September 30, 2014 decreased $4.7 million from the prior year period.

The increase in interest expense on borrowings for the nine months ended September 30, 2014 was primarily due to a $25.7 million increase in the average balance of FHLB advances from the prior year period as the Company entered into new longer term advances during the fourth quarter of 2013 and the second quarter of 2014. Partially offsetting the increase in the average balance of these borrowings was a 44 basis point decrease in the average cost of these borrowings due to the lower interest rate environment. In addition, the fixed-rate swap related to the subordinated debentures matured during the first quarter of 2014 and decreased interest expense by $58,000 as the cost of these debentures decreased by 150 basis points for the nine months ended September 30, 2014 when compared to the prior year period.

Noninterest income decreased $497,000, or 20.4%, to $1.9 million for the nine months ended September 30, 2014 from $2.4 million for the prior year period primarily due to a $437,000 decrease on net gains on the sales of securities as a result of fewer security sales in the current period. Net gains on mortgage banking activities decreased $96,000 as higher mortgage interest rates during 2014 reduced mortgage purchase and refinance activity resulting in fewer mortgage loans sold in the current year to date period when compared to the prior year period. Other income decreased $18,000 primarily due to lower wire transfer fee income related to mortgage warehouse lending as the number of loans funded decreased from the prior year period. These decreases were partially offset by a decrease in losses on other assets due to lower write-downs on other real estate owned during the nine months ended September 30, 2014 which was reduced by the $30,000 write-down on the Rolling Prairie branch facility recognized during the second quarter of 2014.

Noninterest expense for the nine months ended September 30, 2014 totaled $9.0 million, an increase of $205,000, or 2.3%, from $8.8 million for the prior year period. Salaries and employee benefits increased $290,000 due to higher payroll costs as certain open positions in the prior year period were filled in the latter part of 2013 as well as higher incentive accruals for officers and employees which is estimated based on the Company’s year to date 2014 performance. In addition, total deferred loan origination costs decreased $77,000 during the nine months ended September 30, 2014 due to a lower number of loan originations compared to the 2013 period. Advertising and printing costs also increased $25,000 during the nine months ended September 30, 2014 due to increased public relations, customer surveys, marketing promotions, and printing costs. Collection and other real estate owned expenses increased $23,000 during the 2014 period primarily related to the legal expenses and carrying costs of nonperforming assets.
Noninterest expense was also favorably impacted by a decrease in bank examination fees and data processing expenses during the nine months ended September 30, 2014 when compared to the 2013 period. The $108,000 decrease in bank examination fees was primarily related to the timing of internal audit, loan, and mortgage warehouse reviews performed during 2014 combined with an overall decrease in external audit fees related to the change in the Company’s public accounting firm for the 2014 period. Data processing expense decreased $55,000 during the 2014 period due to the setup and implementation of the Company’s investment and real estate investment trust subsidiaries that were established in 2013 as well as the 2013 implementation costs related to a new mortgage software system.
Income before income taxes was relatively stable at $4.0 million for the nine months ended September 30, 2014 and 2013. However, due to the Company’s tax planning strategies, including the implementation of the captive insurance company, income tax expense for the nine months ended September 30, 2014 decreased to $570,000 from $888,000 for the 2013 period and the Company’s effective tax rate for the nine months ended September 30, 2014 was 14.3%, a decrease from 22.2% for the 2013 period.

LaPorte Bancorp, Inc. - Page 5

Asset Quality

Total nonperforming assets decreased $1.2 million, or 19.3%, to $4.9 million at September 30, 2014 from $6.1 million at December 31, 2013. At September 30, 2014, our nonperforming assets to total assets ratio decreased to 0.96% from 1.16% at December 31, 2013.

Total nonperforming loans decreased $307,000 to $4.6 million at September 30, 2014 from $4.9 million at December 31, 2013 due to a $1.0 million paydown on a $3.1 million nonperforming commercial real estate and commercial land relationship which was partially offset by increases in nonperforming residential mortgage loans totaling $437,000 and nonaccruing troubled debt restructured loans totaling $315,000. At September 30, 2014, our nonperforming loans to total loans ratio improved to 1.54% from 1.65% at December 31, 2013 as a result of these decreases.

Nonperforming assets also decreased at September 30, 2014 due to an $870,000 decrease in other real estate owned since December 31, 2013 primarily as a result of sales of commercial real estate and residential mortgage properties. During the third quarter of 2014, the Company sold one commercial real estate property for $454,000 which resulted in a gain on sale of $6,000. The Company also sold three residential properties for $72,000 resulting in a $10,000 net loss during the third quarter of 2014.

The allowance for loan losses totaled $3.7 million at September 30, 2014 and $3.9 million at December 31, 2013. The allowance for loan losses to nonperforming loans ratio increased to 81.4% at September 30, 2014 compared to 79.6% at December 31, 2013 primarily due to the decrease in the Company’s nonperforming loan balances. The allowance for loan losses to total loans ratio decreased to 1.25% at September 30, 2014 from 1.31% at December 31, 2013 primarily due to the $2.3 million increase in total loans at September 30, 2014 from December 31, 2013.

The Company’s analysis for the allowance for loan losses for the third quarter of 2014 reflected continued improvement in several asset quality metrics and trends, including classified assets, charge-off ratios, delinquencies, and current economic conditions. The Company did not record any provision for loan losses during the three and nine months ended September 30, 2014, compared to the provision recorded during the three and nine months ended September 30, 2013 of $100,000 and $206,000, respectively. Net charge-offs for the three months ended September 30, 2014 totaled $15,000, a decrease from $110,000 for the prior year period. Net charge-offs for the nine months ended September 30, 2014 totaled $159,000, a decrease from $287,000 for the prior year period.

Balance Sheet Highlights

Total assets at September 30, 2014 decreased by $16.3 million, or 3.1%, to $510.6 million compared to $526.9 million at December 31, 2013. Investment securities available-for-sale decreased $6.4 million, or 3.9%, to $157.8 million at September 30, 2014 from $164.3 million at December 31, 2013 as the Company utilized proceeds from sales of investments and principal paydowns during 2014 to fund increased loan volume.

At September 30, 2014, gross loans totaled $299.4 million, a 0.8% increase from $297.2 million at December 31, 2013. The increase in gross loans was primarily due to a $6.4 million, or 5.5%, increase in mortgage warehouse balances to $121.8 million at September 30, 2014 from $115.4 million at December 31, 2013. During 2014, mortgage warehouse balances fluctuated as purchase and refinance activity significantly slowed in the beginning of the year with purchase activity increasing at the end of March 2014 and continuing through the third quarter of 2014. The higher mortgage warehouse balances were a result of management diversifying its mortgage warehouse portfolio in 2014 by adding new warehouse lenders in different geographic markets nationwide which increased mortgage warehouse volume. During 2014, the Company originated $15.1 million in total commercial loans, including $8.1 million in five or more family loans, $3.8 million in commercial real estate loans, $2.1 million in commercial and industrial loans, and $1.5 million in commercial construction loans. Of the total originated in five or more family, $3.0 million were participated to other banks in order to remain within the Bank’s legal lending limit. In addition, commercial loan

LaPorte Bancorp, Inc. - Page 6

originations for the 2014 period have been more than offset by payoffs and paydowns resulting in a decrease in total commercial loans of $7.5 million, or 5.8%, since December 31, 2013.

Total deposits at September 30, 2014 decreased $3.6 million, or 1.1%, to $343.1 million from $346.7 million at December 31, 2013 primarily due to a decrease of $9.8 million in certificates of deposit and IRAs since December 31, 2013. Partially offsetting the decrease were increases of $2.9 million in non-interest bearing and $2.0 million in interest bearing demand deposit accounts as the Company focused on growing core deposits during the third quarter of 2014 to help reduce reliance on public fund deposits. Borrowings totaled $80.2 million at September 30, 2014, down 15.0% from $94.3 million at December 31, 2013 primarily due to a decrease in short-term overnight borrowings as the Company utilized excess liquidity and proceeds from sales and principal repayments on investment securities available-for-sale and commercial loans to fund increases in mortgage warehouse and residential mortgage loan balances at September 30, 2014.

Total shareholders’ equity increased $1.9 million, or 2.4%, to $82.2 million at September 30, 2014, compared to $80.2 million at December 31, 2013 due to net income totaling $3.4 million for the nine months ended September 30, 2014 and a $2.2 million increase in accumulated other comprehensive income as unrealized securities gains increased during 2014. These increases were partially offset by a $3.4 million decrease in additional paid-in capital as a result of the Company repurchasing 309,800 shares of its common stock during 2014 in accordance with its previously announced repurchase plans. During August 2014, the Company completed its third repurchase plan for 145,000 shares at an average cost of $11.23 per share. Also during the third quarter of 2014, the Company announced its fourth repurchase plan for 5%, or approximately 280,800 shares, of its outstanding common stock. At September 30, 2014, the Company had not repurchased any shares under this plan. Cash dividends paid totaling $694,000 during the nine months ended September 30, 2014 also reduced the Company’s shareholders’ equity from December 31, 2013.

At September 30, 2014, the Bank was considered well capitalized and exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 12.4%, 18.1%, and 19.2%, respectively.

LaPorte Bancorp, Inc. is a Maryland-chartered stock holding company. The Company is headquartered at 710 Indiana Avenue, LaPorte, Indiana. Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates seven full service locations in the LaPorte and Porter County regions in Northwest Indiana and a mortgage loan production office in St. Joseph, Michigan. As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp, Inc. and the Bank on the Internet at www.laportesavingsbank.com under Investor Relations. All information at and for the periods ended September 30, 2014 and 2013 has been derived from unaudited financial information.

LaPorte Bancorp, Inc. - Page 7

LAPORTE BANCORP, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Income Statement Data
Loans, including fees	$3,721	$3,521	$3,374	$10,492	$10,492
Taxable securities	452	510	489	1,500	1,419
Tax exempt securities	411	414	364	1,239	1,059
FHLB stock	39	41	33	132	100
Other interest income	21	19	22	63	69
Total Interest and dividend income	4,644	4,505	4,282	13,426	13,139
Deposits	433	461	532	1,371	1,658
Federal Home Loan Bank advances	307	302	251	862	709
Subordinated debentures	42	45	71	152	210
Federal funds purchased and other short-term borrowings	1	2	1	3	2
Total interest expense	783	810	855	2,388	2,579
Net interest income	3,861	3,695	3,427	11,038	10,560
Provision for loan losses	—	—	100	—	206
Net interest income after provision for loan losses	3,861	3,695	3,327	11,038	10,354
Service charges on deposit accounts	102	107	116	313	324
ATM and debit card fees	111	114	114	325	325
Earnings on bank owned life insurance, net	109	109	111	322	307
Net gains on mortgage banking activities	204	235	111	558	654
Loan servicing fees, net	37	22	28	93	72
Net gains on securities	8	90	55	108	545
Losses on other assets	(17)	(48)	(16)	(101)	(130)
Other income	133	108	116	327	345
Total noninterest income	687	737	635	1,945	2,442
Salaries and employee benefits	1,814	1,710	1,688	5,297	5,007
Occupancy and equipment	407	422	437	1,312	1,326
Data processing	125	133	147	408	463
Advertising	65	96	64	234	209
Bank examination fees	41	117	108	201	309
Amortization of intangible assets	18	18	21	54	68
FDIC insurance	76	77	74	236	228
Collection and other real estate owned	52	74	40	179	156
Other expenses	324	334	316	1,087	1,037
Total noninterest expense	2,922	2,981	2,895	9,008	8,803
Income before income tax expense	1,626	1,451	1,067	3,975	3,993
Income tax expense	285	237	199	570	888
Net income	$1,341	$1,214	$868	$3,405	$3,105

Earnings per share:
Basic	$0.25	$0.23	$0.15	$0.63	$0.54
Diluted	0.25	0.22	0.15	0.62	0.53

LaPorte Bancorp, Inc. - Page 8

LAPORTE BANCORP, INC.
Average Balance Sheets
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended September 30,
	2014			2013
	Average Outstanding Balance	Interest	Yield/Cost (1)	Average Outstanding Balance	Interest	Yield/Cost (1)
Assets:
Loans (2)	$298,318	$3,721	4.99%	$260,030	$3,374	5.19%
Taxable securities	105,336	452	1.72	115,132	489	1.70
Tax exempt securities (3)	52,537	411	3.13	43,473	364	3.35
FHLB stock	4,322	39	3.61	3,817	33	3.46
Fed funds sold and other interest-earning deposits	16,387	21	0.51	17,310	22	0.51
Total interest-earning assets	476,900	4,644	3.90	439,762	4,282	3.89
Noninterest-earning assets	43,314			43,660
Total assets	$520,214			$483,422

Liabilities and equity:
Savings deposits	$63,595	$9	0.06%	$60,010	$8	0.05%
Money market accounts	69,523	65	0.37	63,284	63	0.40
Interest-bearing checking	56,387	31	0.22	54,647	36	0.26
Certificates of deposit and IRAs	106,721	328	1.23	108,663	425	1.56
Total interest bearing deposits	296,226	433	0.58	286,604	532	0.74
FHLB advances	75,603	307	1.62	51,892	251	1.93
Subordinated debentures	5,155	42	3.26	5,155	71	5.51
Other secured borrowings	626	1	0.64	637	1	0.63
Total borrowings	81,384	350	1.72	57,684	323	2.24
Total interest-bearing liabilities	377,610	783	0.83	344,288	855	0.99
Noninterest-bearing demand deposits	55,213			50,953
Other liabilities	5,156			5,475
Total liabilities	437,979			400,716
Equity	82,235			82,706
Total liabilities and equity	$520,214			$483,422

Net interest income		$3,861			$3,427
Net interest rate spread			3.07%			2.90%
Net interest-earning assets	$99,290			$95,474
Net interest margin			3.24%			3.12%
Average interest-earning assets to interest-bearing liabilities			126.29%			127.73%

(1)	Annualized, as applicable.
(2) The average balance of loans includes loans held for sale and nonperforming loans, interest on which is recognized on a cash basis.
(3) No tax-equivalent yield adjustments have been made.

LaPorte Bancorp, Inc. - Page 9

LAPORTE BANCORP, INC.
Average Balance Sheets
(Unaudited)
(Dollars in thousands)

	For the Nine Months Ended September 30,
	2014			2013
	Average Outstanding Balance	Interest	Yield/Cost (1)	Average Outstanding Balance	Interest	Yield/Cost (1)
Assets:
Loans (2)	$280,589	$10,492	4.99%	$267,743	$10,492	5.22%
Taxable securities	113,082	1,500	1.77	104,536	1,419	1.81
Tax exempt securities (3)	52,433	1,239	3.15	41,904	1,059	3.37
FHLB stock	4,357	132	4.04	3,817	100	3.49
Fed funds sold and other interest-earning deposits	17,832	63	0.47	20,337	69	0.45
Total interest-earning assets	468,293	13,426	3.82	438,337	13,139	4.00
Noninterest-earning assets	43,675			41,469
Total assets	$511,968			$479,806

Liabilities and equity:
Savings deposits	$63,610	$27	0.06%	$58,682	$24	0.05%
Money market accounts	68,243	189	0.37	62,958	192	0.41
Interest-bearing checking	54,805	90	0.22	53,770	111	0.28
Certificates of deposit and IRAs	107,863	1,065	1.32	112,513	1,331	1.58
Total interest bearing deposits	294,521	1,371	0.62	287,923	1,658	0.77
FHLB advances	71,996	862	1.60	46,251	709	2.04
Subordinated debentures	5,155	152	3.93	5,155	210	5.43
Other secured borrowings	821	3	0.49	399	2	0.67
Total borrowings	77,972	1,017	1.74	51,805	921	2.37
Total interest-bearing liabilities	372,493	2,388	0.85	339,728	2,579	1.01
Noninterest-bearing demand deposits	52,580			50,601
Other liabilities	5,223			5,594
Total liabilities	430,296			395,923
Equity	81,672			83,883
Total liabilities and equity	$511,968			$479,806

Net interest income		$11,038			$10,560
Net interest rate spread			2.97%			2.99%
Net interest-earning assets	$95,800			$98,609
Net interest margin			3.14%			3.21%
Average interest-earning assets to interest-bearing liabilities			125.72%			129.03%

(1)	Annualized, as applicable.
(2) The average balance of loans includes loans held for sale and nonperforming loans, interest on which is recognized on a cash basis.
(3) No tax-equivalent yield adjustments have been made.

LaPorte Bancorp, Inc. - Page 10

LAPORTE BANCORP, INC.
Balance Sheet Data and Financial Ratios
(Unaudited)
(Dollars in thousands)

	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Balance Sheet Data
Total assets	$510,597	$535,162	$525,606	$526,881	$499,639
Cash and cash equivalents	6,811	14,690	8,500	18,219	7,344
Interest-earning time deposits in other financial institutions	6,385	7,126	7,129	6,642	7,631
Investment securities	157,831	159,728	173,918	164,272	167,709
FHLB stock	4,275	4,375	4,375	4,375	3,817
Loans held for sale, at fair value	2,509	3,836	974	1,118	408
Loans, gross	299,440	311,086	296,593	297,190	277,836
Allowance for loan losses	3,746	3,761	3,868	3,905	4,227
Deposits	343,054	356,856	343,271	346,701	335,447
FHLB advances	75,000	84,992	82,490	86,777	69,990
Other borrowings	5,155	5,155	14,150	7,570	5,555
Shareholders’ equity	82,158	82,531	80,994	80,249	83,401

Performance Ratios
Book value per share	$14.62	$14.32	$13.90	$13.56	$13.42
Tangible book value per share	13.08	12.82	12.41	12.09	12.01
Return on average assets (QTD annualized)	1.03%	0.94%	0.68%	0.73%	0.72%
Return on average equity (QTD annualized)	6.52	5.94	4.19	4.41	4.20
Net interest margin (QTD annualized)	3.24	3.13	3.06	3.16	3.12
Efficiency ratio	64.25	67.26	77.58	74.72	71.27

Credit Quality
Total nonperforming assets	$4,919	$6,226	$6,038	$6,096	$7,679
Total nonperforming loans	4,601	5,363	5,189	4,908	6,062

Asset Quality Ratios
Nonperforming assets to total assets	0.96%	1.16%	1.15%	1.16%	1.54%
Nonperforming loans to total loans	1.54	1.72	1.75	1.65	2.18
Allowance for loan losses to nonperforming loans	81.42	70.13	74.54	79.56	69.73
Allowance for loan losses to total loans	1.25	1.21	1.30	1.31	1.52
Net charge-offs to average loans outstanding (QTD annualized)	0.02	0.15	0.06	0.18	0.17

LaPorte Bancorp, Inc. - Page 11

LAPORTE BANCORP, INC.
Nonperforming Assets
(Unaudited)
(Dollars in thousands)

	September 30, 2014	December 31, 2013
Nonaccrual loans:
Commercial:
Real estate	$856	$843
Land	1,712	2,748
Total commercial	2,568	3,591
Mortgage	1,481	1,044
Home equity	9	43
Consumer and other	1	3
Total nonaccruing troubled debt restructured loans	542	227
Total nonaccrual loans	4,601	4,908

Foreclosed assets:
Commercial:
Real estate	$74	$646
Land	187	205
Total commercial	261	851
Mortgage	11	281
Residential construction - land	46	56
Total foreclosed assets	318	1,188
Total nonperforming assets	$4,919	$6,096

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. LaPorte Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.